Exhibit 10-d

Entrust Processing Agreement
Party A: Harbin Yifeng Eco-environment Corp.
Party B: Harbin Bin County Welfare Plastic Factory

This Agreement is hereby entered into on the basis of equality and mutual consent with the terms and conditions thereof being set out as follows:

ITEM1 Entrustment
Party A desires Party B to process the sorted waste plastic bottle caps into plastic granules. And also Party B is responsible for selling the products as an agent.

ITEM2 Party A’s responsibilities
1 Party A provides Party B the plastic bottle caps according to the actually sorted species and quantity of caps.
2 The plastic bottle caps provided by Party A should be up to the standards agreed by both parties. Otherwise, Party B has the right to withdraw the caps.
3 The processing fee shall be deducted from sales revenue of plastic granules.

ITEM3 Party B’s responsibilities
1 Party B shall on-site inspect the quantity and quality of plastic bottle caps provided by Party A. Party B shall take on all the responsibilities when the plastic bottle caps are finally delivered from Party A.
2 Party B is responsible for the quality of the processed plastic granules.
3 Party B is responsible for collecting and transporting the plastic bottle caps.
4 Party B is responsible for selling the recycled plastic granules as a agent.
5 Parties agreed that the processing loss is 4% to 4.2%.

ITEM 4 Processing Period
The plastic bottle caps shall be processed into plastic granules in 30 days starting from the date of shipment.

ITEM 5 Processing Fees
The average processing fee is 1300 RMB per ton.

ITEM 6 Selling Price
The average selling price is 7000 RMB per ton. With the change of the market, Parties shall fix the selling price of plastic granules every quarter.

ITEM 7 Settlement date
Parties agreed to settle the processing fees and review the sales status of plastic granules each month. The processing fees are deducted from sales revenue. The remaining sales revenue shall be paid to Party A within the fourth month (Party B holds it for three months). On default of payment by the due date, an additional three ten-thousandth late payment charge on the actual charges of all accounts shall be payable.

ITEM 8 Others
1 The term of the agreement is one year, which shall be extended with mutual willing before the due date.
2 Upon the termination of the agreement, the plastic granules which have not been sold shall be returned to Party A.
3 Both parties will solve the disputes arising from execution of the contract or in connection with the contract through friendly consultation. In case the agreement cannot be reached, any party may summit the dispute to the court that has the jurisdiction over the matter.
4 This agreement, after its being signed by the parties concerned, shall remain in force for one year. It can be extended through mutual negotiation.

Party A: Harbin Yifeng Eco-environment Corp.
Representative: Qitai Yao

Party B: Harbin Bin County Welfare Plastic Factory
Representative: Fengxiang Lin

Date: March 16, 2010

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Supplementary Agreement to Entrust Processing Contract--HBC

Party A: Harbin Yifeng Eco-environment Corp.
Party B: Harbin Bin County Welfare Plastic Factory

As the price of plastic material is increased, with the principle of mutual benefit and joint development, Parties agreed upon as follows,

1 Regarding ITEM 6, the selling price is adjusted from 7000 RMB to 7600 RMB per ton.
2 The adjusted selling price will be effective starting from November 16, 2010.
3 This agreement is in two originals; each party holds one.

Party A: Harbin Yifeng Eco-environment Corp.
Representative: Shibin Jiang

Party B: Harbin Bin County Welfare Plastic Factory
Representative: Fengxiang Lin